Exhibit 99.2

Explanation of Responses

(1) In addition to 470,708 shares of common stock directly held by Reporting Person Isaac Perlmutter, Mr. Perlmutter indirectly holds the following shares of common stock of the Issuer:

      (a) 6,698,453 shares of common stock directly owned by Reporting Person Object of which Mr. Perlmutter is the sole stockholder;

      (b) 840,708 shares of common stock directly held by the Trust, of which Mr. Perlmutter is a Trustee and is the sole beneficiary; and

      (c) 5,129,763 shares of common stock held by Zib whose sole stockholder is the Trust, of which Mr. Perlmutter is a Trustee and is the sole beneficiary.

(2) Mr. Perlmutter directly holds options to purchase 3,950,000 shares of common stock of the Issuer, and warrants to purchase 1,553,309 shares of common stock of the Issuer. In addition, Mr. Perlmutter indirectly holds warrants to purchase 3,050,000 shares of common stock of the Issuer, which are directly held by Reporting Person Object of which Mr. Perlmutter is the sole stockholder.